Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Offering Statement on Form 1-A of Masterworks Vault 1, LLC of our report dated March 28, 2025, relating to the consolidated financial statements of the Company as a whole and for each listed Series. We also consent to the reference to us under the heading “Experts” in such Offering Statement.

/s/ AGD Legal, S. C.

AGD Legal, S. C.

Cancun, Quintana Roo

September 12, 2025